UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SKYWATER TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SKYWATER TECHNOLOGY, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 21, 2025
To the Stockholders of SkyWater Technology, Inc.:
NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders of SkyWater Technology, Inc. will be held in virtual format online at www.virtualshareholdermeeting.com/SKYT2025 on Wednesday, May 21, 2025, at 10:00 a.m. Eastern Time, for the following purposes:
1.	to elect the nine directors named in the accompanying proxy statement to hold office until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;
2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025; and
3.	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
The 2025 Annual Meeting of Stockholders will be held in a virtual format online via live webcast only. You will not be able to attend the 2025 Annual Meeting of Stockholders physically. You may attend, vote and examine our stockholder list at the 2025 Annual Meeting of Stockholders by visiting www.virtualshareholdermeeting.com/SKYT2025 and using your control number found on your Notice of Internet Availability of Proxy Materials or on your proxy card.
The close of business on March 24, 2025, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.
Your vote is important no matter how large or small your holdings may be. To assure your representation at the 2025 Annual Meeting of Stockholders, please vote your shares by Internet or by toll-free telephone number as instructed in the Notice of Internet Availability of Proxy Materials. You also may request a printed proxy card to submit your vote by mail. For more details, see “How do I vote?” under “Questions and Answers About the Annual Meeting and Voting” in the accompanying proxy statement.

By Order of the Board of Directors SKYWATER TECHNOLOGY, INC.

Christopher Hilberg Secretary

Bloomington, Minnesota
April 8, 2025

PROXY STATEMENT TABLE OF CONTENTS

SKYWATER TECHNOLOGY, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 21, 2025
This proxy statement is being furnished to stockholders by the Board of Directors (the “Board”) of SkyWater Technology, Inc. (“we”, “our”, “us” or similar terms), beginning on or about April 8, 2025, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Stockholders to be held in virtual format online at www.virtualshareholdermeeting.com/SKYT2025 on Wednesday, May 21, 2025, at 10:00 a.m. Eastern Time, and all adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.
Only holders of record of our common stock at the close of business on March 24, 2025 (the “Record Date”) are entitled to vote at the Annual Meeting. On the Record Date, we had outstanding and entitled to vote 48,034,573 shares of common stock, each of which is entitled to one vote per share.
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting by virtual presence online. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you have the option to vote by Internet or by telephone by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card or, if you have requested or received a proxy by mail, you can vote by completing, signing and dating the proxy card and returning it in the prepaid envelope. A stockholder of record may vote by Internet at www.proxyvote.com or vote by telephone (1-800-690-6903), in each case by using your control number found on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you hold shares beneficially in street name, you may also vote by proxy by following the voting instructions provided to you by your broker, bank or other holder of record.
If you attend the Annual Meeting online, you may also vote your shares at www.virtualshareholdermeeting.com/SKYT2025 during the meeting, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other holder of record and you wish to vote at the Annual Meeting, you must obtain from the record holder of those shares a legal proxy issued in your name.
The Annual Meeting will be held in a virtual format online via live webcast only. You will not be able to attend the Annual Meeting physically. You may attend the Annual Meeting by virtual presence online if you were a stockholder as of the close of business on the Record Date, or you hold a valid proxy for the Annual Meeting. To attend the Annual Meeting by virtual presence online, go to www.virtualshareholdermeeting.com/SKYT2025. If you are a stockholder of record, you will also need to provide your control number found on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you are not a stockholder of record, but hold shares through a broker, trustee or nominee, you will also need to obtain a legal proxy from the broker, trustee or nominee that holds your shares, have a copy of the voting instruction card provided by your broker, trustee or nominee, and provide your control number found on the voting instruction card provided by such broker, trustee or nominee.
The virtual Annual Meeting will begin promptly at 10:00 a.m. Eastern Time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the online check-in procedures. If you have difficulty accessing the Annual Meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting. We will have technicians available to assist you.

Whether or not you attend the Annual Meeting, it is important that your shares be part of the voting process. The methods by which you may vote are described above and on your Notice of Internet Availability of Proxy Materials or on your proxy card. For more details, see “How do I vote?” under “Questions and Answers About the Annual Meeting and Voting” below.
This proxy statement includes several website addresses and references to additional materials found on those websites. We are not including in, or incorporating by reference into, this proxy statement such websites and materials.
Our fiscal years ends on the Sunday closest to the end of the twelfth calendar month. In this proxy statement, we refer to our fiscal years ended December 29, 2024 and December 31, 2023 as fiscal 2024 and fiscal 2023, respectively.
References in this proxy statement to “we”, “us”, “our” or the “Company” are references to SkyWater Technology, Inc.

PROPOSAL 1. ELECTION OF DIRECTORS
The Board currently consists of eleven directors with terms that expire at the Annual Meeting. Gregory B. Graves and Gary J. Obermiller, each a current member of the Board, are not nominated for election at the Annual Meeting. Therefore, following the Annual Meeting, our Board will comprise nine members. The entire Board is elected annually for a term to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Board thanks Mr. Graves and Mr. Obermiller for their many contributions and years of service to our company.
At the Annual Meeting, the stockholders will elect nine directors to hold office until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified. The Board, upon the recommendation of the nominating and corporate governance committee, has nominated nine of our current directors for election at the Annual Meeting. Unless stockholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the nine persons named as nominees herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board.
The following sets forth certain information, as of the Record Date, about the Board’s nominees for election at the Annual Meeting, including an account of their specific business experience; the names of publicly held and certain other entities of which they also are, or have been within the past five years, directors; and a discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as director.
Nominees for Election at the Annual Meeting
Timothy E. Baxter, 64, has served as a member of the Board since March 2025. Mr. Baxter has served as an Operating Partner at Centre Partners Management LLC, a leading middle market private equity firm, since August 2020. Previously, he served as President and Chief Executive Officer, North America of Samsung Electronics Co., LTD, the world’s second-largest technology company, from December 2006 to May 2019. Before retiring, Mr. Baxter developed Samsung’s long-term strategic plan for capitalizing on emerging technologies, including 5G, artificial intelligence, cloud-based computing, and Internet of Things (IOT). Prior to Samsung, Mr. Baxter spent ten years in various senior marketing and general manager roles at Sony Corporation. Earlier in his career, he served in senior sales and marketing roles at AT&T Inc. and Lucent Technologies Inc. Mr. Baxter currently serves as a member of the board of directors of Breville Holdings Ltd (ASX: BRG); Lead Outside Director of First Orion Corp., a technology software company; Executive Chair of the board of Alliance Mobile, an operator of over 300 authorized AT&T retailers; and Chair of VueReal Inc., a MicroLED semiconductor company. Mr. Baxter received his undergraduate degree in Marketing and Finance at Roger Williams University. We believe Mr. Baxter’s significant experience in marketing, brand-building and growing businesses focused on emerging technologies, as well as his extensive business relationships and contacts, qualifies him to serve on the Board. Mr. Baxter was originally recommended as a director nominee by a third party search firm.
Edward M. Daly, 59, has served as a member of the Board since October 2023. Gen. Daly has served as Chairman of Virtus 9 Corporation, an integrated logistics solutions provider, since September 2024. In addition, after retiring from the U.S. Army in May 2023, he started Daly Consulting & Logistics, a company that provides guidance on supply chain, manufacturing/production, leading complex organizations, distribution, energy, foreign military sales, innovation and change management, and strategy expertise and advice to numerous clients worldwide. As a multi-functional Army Logistician who served with distinction for 36 years, Gen. Daly specialized in supporting Army and Joint Force Combat Operations from the Continental United States to the tactical points of need throughout the world. From July 2020 to May 2023, he served as the Army Materiel Commanding General (CEO), one of the largest commands in the Department of Defense with 190,000 Military/DA Civilians/Contractors impacting the entire U.S. and over 150 countries, and led Army logistics worldwide and materiel fielding efforts in support of Ukraine as well as Army Organic Industrial Base and Installation Modernization initiatives. Prior to that, from 2017 to July 2020, Gen. Daly served as the Deputy Commanding General of Army Materiel Command and Senior Commander of Redstone Arsenal. Gen. Daly is a graduate of the United Military Academy at West Point and earned a Master's Degrees in Business Administration from Gonzaga University and in Strategic Studies from the U.S. Army War College. He is the recipient of numerous awards and decorations throughout his career including: two Bronze Stars; Combat Action

Badge; Parachutist Badge; and the 2022 Honorary ROCK of the Year Award. He is a member of the Saint Peter's Prep, U.S. Army Ordnance and Army Materiel Command Halls of Fame. We believe Gen. Daly’s significant experience in strategic leadership in manufacturing, distribution and supply chain management qualifies him to serve on the Board.
Nancy Fares, 58, has served as a member of the Board since January 2022. Ms. Fares has served as the Strategic Advisor to Devonics Inc. a robotic automation solutions’ company, since September 2024. Prior to this, Ms. Fares served as the semiconductors segment leader at Genpact Limited, a publicly-traded professional services firm, from June 2023 to September 2024. Previously, she served as a strategic advisor and board member with Olarm Security, an application-based home security provider, from July 2018 to July 2021. Prior to joining Olarm, Ms. Fares served as Vice President of Software Product Management at Qualcomm, Inc. from August 2016 to June 2018. Earlier in her career, Ms. Fares was Vice President of Operations at NXP Semiconductors N.V., where she led advancements in 3D packaging technology for multichip integration. In addition, Ms. Fares was President, Chief Executive Officer and board member of Micralyne Inc., an independent semiconductor foundry. Prior to Micralyne, Ms. Fares held several senior leadership positions at Texas Instruments Incorporated. Ms. Fares holds a B.S. in Electrical Engineering from the University of Texas at Dallas, a M.S. in Telecommunications from Southern Methodist University and an Executive M.B.A. from the University of Texas at Austin. We believe Ms. Fares’ strategic leadership roles across leading semiconductor companies, her board and advisory experience and her track record of building stockholder value qualifies her to serve on the Board.
Dennis J. Goetz, 54, has served as a member of the Board since April 2024. Mr. Goetz has served as Chief Financial Officer of Pohlad Companies, a private holding investment company, since April 2020. Prior to joining Pohlad Companies, Mr. Goetz was the founder and principal of Boyd Consulting Group, LLC, a management consulting practice that specialized in advising private equity-owned businesses on financial governance, performance management and M&A, from January 2019 to March 2020. From August 2010 to December 2018, Mr. Goetz served as the Chief Financial Officer of United Sports Brands, a private equity-owned designer and marketer of sporting goods equipment and apparel. Prior to that, he was the Chief Financial Officer and Chief Accounting Officer of then-publicly traded Buca, Inc., a casual dining restaurant company, from August 2005 to August 2010. Mr. Goetz has nearly 30 years of experience in finance and accounting roles in both public and private companies. Mr. Goetz is a Certified Management Accountant. He earned his M.B.A. from the University of Minnesota Carlson School of Management and received a Bachelor of Business Administration from the University of Wisconsin – Eau Claire. We believe Mr. Goetz’ background in finance, accounting and management qualifies him to serve on the Board.
Joseph J. Humke, 55, has served as a member of the Board since April 2024. Mr. Humke has served as Executive Vice President, General Counsel and Corporate Secretary of Graco Inc., a publicly traded multi-national manufacturing company, since July 2021. Before joining Graco, from 2004 to June 2021, Mr. Humke was an equity partner in the Mergers and Acquisitions and Private Equity practice groups at Ballard Spahr LLP and Lindquist & Vennum LLP (which combined in January 2018). Previously, he worked as an associate in the Corporate and Securities practice group of Mayer Brown LLP in Chicago, and served as a law clerk to the Honorable John L. Coffey on the United States Court of Appeals for the Seventh Circuit. Mr. Humke received a Bachelor of Business Administration from the University of Wisconsin – Madison and a Juris Doctor from Marquette University Law School. We believe Mr. Humke’s extensive experience in public company legal and corporate governance as well as corporate and securities transactions, including mergers and acquisitions, qualifies him to serve on the Board.
Andrew D. C. LaFrence, 62, has served as a member of the Board since March 2025. Mr. LaFrence has served as Chief Financial Officer and Senior Vice President of Finance of Nortech Systems Incorporated, a publicly traded printed circuit assembly manufacturing company, since December 2023. From March 2021 to December 2023, he served as Chief Financial Officer of Vyant Bio, Inc., a publicly traded biotechnology company and, beginning in February 2023, he served in the additional roles of President and Chief Executive Officer of Vyant. Mr. LaFrence served briefly as Chief Financial Officer of KORU Medical Systems in 2023. Previously, Mr. LaFrence served as Chief Financial Officer and Chief Operating Officer of StemoniX, Inc., a drug discovery platform company, from August 2019 to March 2021, until the closing of its merger with Vyant. From 2018 to 2019, Mr. LaFrence served as Senior Vice President and Chief Financial Officer of Biothera Pharmaceuticals, Inc., and, from 2013 to 2018, he served as Chief Financial Officer at Surmodics, Inc.

Mr. LaFrence spent the first 26 years of his professional career at KPMG LLP where he led the Minneapolis office Life Sciences practice for over 10 years. Mr. LaFrence is a Certified Public Accountant with a B.S. in Accounting from Illinois State University. We believe Mr. LaFrence’s background in accounting and finance and extensive experience in business strategy leadership, risk management, cybersecurity oversight and contract manufacturing with U.S. government contractors qualifies him to serve on the Board. Mr. LaFrence was originally recommended as a director nominee by a non-management director.
Tammy J. Miller, 65, has served as a member of the Board since March 2025. Ms. Miller served as Lieutenant Governor of the State of North Dakota from January 2023 to December 2024. From April 2020 to January 2023, she served as the Chief Operating Officer of the Governor’s Office of the State of North Dakota. Prior to that, she served as the Chief Executive Officer and Chair of the Board of Directors of Border States Electric, a distributor of electrical equipment and supply chain solutions, from 2006 to March 2020. Ms. Miller joined Border States Electric in 1991 and served in various roles of increasing responsibility prior to her promotion to Chief Executive Officer, including corporate controller, vice president of finance, executive vice president, general manager for the southwest region and president. Ms. Miller is a Certified Public Accountant and early in her career spent eight years working in public accounting. She earned a Bachelor in Accounting and a Master of Business Administration from Minnesota State University Moorhead. We believe Ms. Miller’s background in accounting and extensive senior leadership and private and public sector policy experience qualifies her to serve on the Board. Ms. Miller was originally recommended as a director nominee by a non-management director.
Thomas Sonderman, 61, has served as our Chief Executive Officer since December 2020 and as a member of the Board since October 2020. Previously, he served as our President from December 2020 to September 2023, in addition to his role as Chief Executive Officer. He has served as the President of SkyWater Technology Foundry since October 2017 and served as a member of the board of directors of SkyWater Technology Foundry from October 2017 to July 2022. From January 2014 until October 2017, Mr. Sonderman served as the Vice President and General Manager of the Integrated Solutions Group at Rudolph Technologies, Inc., or Rudolph Technologies, a semiconductor company that merged with Nanometrics Incorporated to form Onto Innovation Inc. At Rudolph Technologies, Mr. Sonderman was responsible for delivering predictable profitability for the company’s integrated hardware/software business unit. From February 2009 until he joined Rudolph Technologies, Mr. Sonderman served as Vice President of Manufacturing for GlobalFoundries, a semiconductor foundry, where he oversaw the spinout of GlobalFoundries from Advanced Micro Devices, Inc. Mr. Sonderman is an active member of the SEMI Fab Owners Association and the Global Semiconductor Alliance. Mr. Sonderman received a Bachelor of Science in Chemical Engineering from the Missouri University of Science Technology and a Master of Science in Electrical Engineering from National Technological University. We believe Mr. Sonderman’s extensive expertise and demonstrated leadership in the semiconductor industry qualifies him to serve on the Board.
Loren A. Unterseher, 60, has served as a member of the Board since October 2020. From March 2017 to July 2022, he served as a member of the board of directors of SkyWater Technology Foundry. From March 2017 to April 2021, he was employed as an advisor to SkyWater Technology Foundry. He is the Managing Partner of Oxbow Industries, LLC (“Oxbow”), a holding company investing in middle-market private companies, which position he has held since 2004. Since September 2020, he has also been Managing Partner of Oxbow Realty Partners, LLC, an affiliate of Oxbow. Throughout his career, Mr. Unterseher has completed over $3.0 billion in corporate finance transactions. Prior to Oxbow, Mr. Unterseher was a Principal/Shareholder & Director of Mergers and Acquisitions for Craig-Hallum Capital Group LLC. Prior to Craig-Hallum, he was Director of Private Equity for Lazard Middle Market LLC (formerly known as Goldsmith, Agio, Helms & Lynner LLC). Mr. Unterseher began his investment banking career as a Vice-President in Mergers and Acquisitions at Royal Bank of Canada (formerly known as Dain Rauscher Incorporated). He began his professional career as an attorney and was a Partner at Stinson Leonard Street LLP (formerly known as Leonard, Street & Deinard), a prominent Minneapolis-based law firm. Mr. Unterseher currently serves on the board of directors of Ascent Solutions, LLC, (since 2017), MNFS, LLC (since 2019), and TFS Partners, LLC (since June 2017), each of which is a private company. Mr. Unterseher previously served as a member of the board of directors of Lendway, Inc. (formerly Insignia Systems, Inc.), a publicly traded manufacturer of signage and promotional media, from 2018 to September 2023. Mr. Unterseher has also served on several other private company and not-for-profit boards of directors. Mr. Unterseher holds a Bachelor of Business Administration degree in Finance from the University of Iowa and a Juris Doctor from the University of North Dakota. We believe Mr. Unterseher’s investment, mergers and acquisitions and finance experience qualifies him to serve on the Board.
The Board recommends the foregoing nominees for election as directors and urges each stockholder to vote “FOR” such nominees.

CORPORATE GOVERNANCE
Board of Directors
Each director serves for a one-year term and until the election and qualification of successor directors at the annual meeting of stockholders, or until the director’s earlier resignation or removal. In accordance with the terms of our certificate of incorporation, our directors may be removed with or without cause only by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an election of directors.
Our nominating and corporate governance committee and the Board consider a broad range of factors relating to the qualifications and background of nominees. Our nominating and corporate governance committee’s and the Board’s priority in selecting Board members is identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, professional and personal experiences and expertise relevant to our growth strategy.
Recognizing that the most important factor in renomination considerations is a director’s contributions to Board deliberations and processes rather than length of service, the Board has not established any term limits based on tenure of Board service. However, in accordance with our corporate governance principles, directors will not be nominated for election to the Board after their 75th birthday, unless the Board, upon the recommendation of the nominating and corporate governance committee, determines that there are special circumstances that lead the Board to conclude that continued service of such director is in the best interests of our company and our stockholders.
Director Independence
The Board has adopted director independence standards to assist it in making determinations regarding whether our directors are independent as that term is defined in the Nasdaq Marketplace Listing Rules (the “Nasdaq rules”). These standards are included in our corporate governance principles, a copy of which can be found in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com.
Based on these standards, the Board determined that Messrs. Baxter, Daly, Goetz, Graves, Humke, LaFrence and Obermiller and Mses. Fares and Miller are “independent directors” as that term is defined in the Nasdaq rules and the director independence standards adopted by the Board. In making this determination, the Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the transactions involving them described in the section titled “— Certain Relationships and Transactions with Related Persons” further below.
Board Leadership Structure
Our bylaws and corporate governance principles provide the Board with flexibility to combine or separate the positions of chair of the Board and chief executive officer (or equivalent thereof) or the implementation of a presiding or lead director. It is the Board’s view that rather than having a rigid policy, the Board should determine, as and when appropriate upon consideration of all relevant factors and circumstances, whether the two offices should be combined or separate.
Currently, the offices of chief executive officer and chair of the Board are separate, with Thomas Sonderman serving as our chief executive officer and Gary J. Obermiller, an independent director, serving as non-executive chair of the Board. In light of Mr. Obermiller’s retirement from the Board upon conclusion of the Annual Meeting, the Board has selected Mr. Baxter to serve as chair of the Board, assuming he is elected at the Annual Meeting. We believe that this leadership structure is appropriate at this time because it provides Mr. Sonderman with the ability to focus on our day-to-day operations while Mr. Baxter focuses on the oversight of the Board.
We anticipate that the Board will periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Role of Board in Risk Oversight Process
The Board has oversight responsibility for our risk management process. While the Board retains responsibility for general oversight of risks, the Board administers its oversight function through its committees.

In August 2024, the Board established the risk management committee, which holds primary responsibility for overseeing our risk management function, in partnership and coordination with our other committees. As part of this responsibility, the risk management committee assists the Board in overseeing our management of key risks, including strategic, operational, legal, regulatory, compliance, security, industry, hazardous, reputational, market and technology (including matters relating to cybersecurity, artificial intelligence and privacy). The Board has delegated to the audit committee oversight responsibility to review our code of conduct, including whether the code of conduct is successful in preventing illegal or improper conduct, and our financial risk assessment, financial risk management and financial risk mitigation policies and programs. The compensation committee assesses and monitors any major compensation-related risk exposures and recommends to the Board the steps management should take to monitor or mitigate such exposures. The committee chairs are responsible for reporting findings regarding material risk exposure to the Board as quickly as possible. We believe that the leadership structure of the Board provides appropriate risk oversight of our activities.
Board and Annual Meetings
The Board held eight meetings in 2024 and the non-employee directors met in executive session six times. Each of the directors currently serving on the Board attended at least 75% of the meetings of the Board and the committees on which they served during 2024.
Directors are expected to attend our annual meeting of stockholders each year. All of our directors attended our annual meeting of stockholders in 2024.
Board Committees
The Board currently has a standing audit committee, compensation committee, nominating and corporate governance committee and risk management committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board. We make available copies of each of these charters free of charge in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com.
Audit Committee
The audit committee currently consists of five directors, Mr. Graves, chair, Messrs. Baxter, Goetz, LaFrence and Obermiller and Ms. Miller. Following the Annual Meeting, Mr. Goetz will serve as chair of the audit committee. The Board has determined that all of the audit committee members meet the financial literacy requirements under the Nasdaq rules and Securities and Exchange Commission (the “SEC”) regulations and that Messrs. Goetz, Graves and LaFrence are “audit committee financial experts” as defined by SEC regulations. The Board has determined that each of Messrs. Baxter, Goetz, Graves, LaFrence and Obermiller and Ms. Miller satisfy the relevant independence requirements for service on the audit committee set forth in SEC regulations and the Nasdaq rules.
The principal duties and responsibilities of the audit committee include, among other matters:
•	appointing, compensating, retaining, replacing and overseeing our independent auditor;
•	pre-approving all audit and permitted non-audit services to be provided by our independent auditor;
•	assisting the Board in its oversight of our consolidated financial statements and other financial information to be provided by us;
•
recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

•	overseeing our compliance with legal and regulatory matters and aspects of our financial risk management processes;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•
discussing with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; and

•
establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The audit committee held 10 meetings in 2024. The current audit committee charter can be found in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com. The audit committee’s report appears below under “Report of the Audit Committee”.
Compensation Committee
Our compensation committee currently consists of four directors, Ms. Fares, chair, and Messrs. Daly and Obermiller and Ms. Miller. The Board has determined that each of Messrs. Daly and Obermiller and Mses. Fares and Miller satisfy the relevant independence requirements for service on the compensation committee set forth in SEC regulations and the Nasdaq rules.
The principal duties and responsibilities of our compensation committee include, among other matters:
•	annually reviewing and recommending to the Board the corporate goals and objectives relevant to the compensation of our executive officers;
•
evaluating the performance of our chief executive officer in light of such corporate goals and objectives and based on such evaluation reviewing and recommending to the Board the compensation of our chief executive officer;

•	reviewing and recommending to the Board the compensation of our other executive officers;
•	providing oversight of our executive compensation policies, plans and benefit programs;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;
•	administering our equity compensation plans;
•	preparing our compensation committee report if and when required by SEC rules;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” if and when required to be included in our annual proxy statement;
•	reviewing the compensation arrangements for our non-employee directors and recommending any changes to the Board; and
•	overseeing and reviewing our executive team and management succession plans.
The compensation committee held five meetings in 2024. The current compensation committee charter can be found in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com.
In 2024, the compensation committee retained Willis Towers Watson to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. The compensation committee engaged Willis Towers Watson to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair. We do not believe the retention of, or the work performed by, Willis Towers Watson creates any conflict of interest.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of three directors, Mr. Unterseher, chair, and Messrs. Humke and Obermiller. The Board has determined that each of Messrs. Humke and Obermiller satisfies the relevant independence requirements for service on the nominating and governance committee set forth in the Nasdaq rules. Although the Nasdaq rules generally require us to have a nominating and corporate governance committee composed entirely of independent directors, the Board has determined that Mr. Unterseher’s membership on our nominating and corporate governance committee satisfies the standards set forth in Nasdaq rule 5605(e)(3) for non-independent committee members and is in the best interests of our company and our stockholders due to our need for Mr. Unterseher’s exceptional insight and guidance on potential director nominees, given his significant experience in the industry and extensive knowledge of our company. Consistent with the requirements of Nasdaq rule 5605(e)(3), Mr. Unterseher will cease to be a member of our nominating and corporate governance committee on or before December 12, 2025 (the latest date he is allowed to serve on such committee under this exception).
The nominating and corporate governance committee’s responsibilities include, among other matters:
•	identifying qualified candidates to be considered for appointment or election to the Board;
•	making recommendations to the Board regarding the selection and approval by the Board of nominees to be submitted for election by a stockholder vote;
•	determining the composition of the Board and its committees and making recommendations to the Board regarding the appointment of directors to serve as members of each committee;
•	monitoring and reviewing any issues regarding the independence of our non-employee directors or involving potential conflicts of interest affecting any such directors; and
•	developing and implementing our corporate governance principles and recommending any changes to the Board.
The nominating and corporate governance committee held four meetings in 2024. The current nominating and corporate governance committee charter can be found in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com.
Risk Management Committee
Our risk management committee consists of three directors, Mr. Daly, chair, and Messrs. Goetz and Humke. The principal duties and responsibilities of the risk management committee include, among other matters:
•
assisting the Board in its oversight of our management of key risks, including strategic, operational, legal, regulatory, compliance, security, industry, hazardous, reputational, market, technology and other risks;

•	reviewing, discussing regularly with management and overseeing management’s programs and policies to identify, assess, manage, mitigate and monitor significant business risks of the Company;
•
reviewing, discussing regularly with management and overseeing management’s risk assessment, management, mitigation and monitoring decisions, practices and activities, including the steps management has taken to monitor and control our major risk exposures; and

•	preparing and reviewing any risk-related disclosures in our filings with the SEC.
The risk management committee held two meetings in 2024. The current risk management committee charter can be found in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com.
Nominations of Directors and Board Diversity
Our nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), we expect that the nominating and corporate governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
•	personal and professional integrity;
•	ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly traded company;
•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly traded company;
•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•	diversity of background and perspective, including but not limited to, with respect to race, gender or national origin;
•	conflicts of interest; and
•	practical and mature business judgment.
We have no formal policy regarding board diversity. Currently, the Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
Communications with the Board
Stockholders or interested parties may communicate with the Board by writing to SkyWater Technology, Inc., Board of Directors (or, at the writer’s option, to a specific director or to the independent directors as a group), c/o Christopher Hilberg, Secretary, 2401 East 86th Street, Bloomington, Minnesota. Alternatively, communications can be submitted electronically via our website at www.skywatertechnology.com. The Secretary will ensure that the communication is delivered to the Board, the specified director or the specified group of directors, as the case may be.
Corporate Governance Principles
The Board has adopted corporate governance principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The corporate governance principles also provide that the Board will be assessed on an annual basis to determine whether it and its committees are functioning effectively. In addition, our corporate governance principles provide that, at least two times each year, the independent directors meet in executive session. The independent directors may also meet at such other times as any of them determine appropriate. The corporate governance principles also provide that our executive officers and other members of senior management who are not members of the Board be available for direct interaction with members of the Board. The nominating and corporate governance committee and the Board are responsible for regularly reviewing and revising the corporate governance principles and related documents as and when appropriate. We have posted a copy of the corporate governance principles in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com.
Codes of Ethics and Conduct
We have adopted a code of ethics for senior financial officers that is applicable to our chief executive officer and senior financial officers. In addition, we have adopted a code of business conduct and ethics applicable to the conduct of our business by our employees, officers and directors. We have posted copies of the code of ethics for senior financial officers and the code of business conduct and ethics on our website at www.skywatertechnology.com.
Policy Prohibiting Insider Trading
The Board has adopted an Insider Trading Policy that governs the purchase, sale and other acquisitions and dispositions of the company’s common stock by our directors, officers and employees and the company itself. This policy is reasonably designed to promote compliance with insider trading laws, related SEC rules and regulations and the Nasdaq rules.

Policy on Review and Approval of Transactions with Related Persons
The Board has adopted a written policy regarding the review and approval of transactions with related persons. For purposes of this policy:
•	A “related person” means a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, and any member of the immediate family of such persons; and
•
A “related person transaction” generally is a transaction between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had or will have a direct or indirect material interest.

Our related persons transactions policy requires our related person transaction subcommittee (a fully independent subcommittee of our audit committee) to consider information regarding each proposed related-person transaction, including a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.
To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to:
•	whether the terms of the transaction are fair to us;
•	whether there are business reasons for us to enter into the transaction;
•
whether the transaction would impair the independence of a non-employee director (including, if applicable, with respect to the director’s capacity as a compensation committee or audit committee member); and

•
whether the transaction would present an improper conflict of interest (or result in an inappropriate appearance of conflict of interest) for any director or executive officer, taking into account the size of the transaction or transactions, the overall financial position of the director, executive officer or other related person, the direct or indirect nature of the interest in the transaction or transactions of the director, executive officer or other related person, the ongoing nature of any proposed relationship and any other factors the related person transaction subcommittee deems relevant.

The policy also requires any interested director to excuse himself from deliberations and approval of the transaction in which the interested director is involved.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is currently an officer or employee of our company.
Certain Relationships and Transactions with Related Persons
As described below under “Principal Stockholders”, CMI Oxbow Partners, LLC (“CMI Oxbow”), an affiliate of Oxbow, beneficially owns approximately 23.23% of our outstanding common stock as of the Record Date, and Mr. Unterseher, President of CMI Oxbow and Managing Partner of Oxbow, beneficially owns approximately 34.11% of our outstanding common stock as of the Record Date.
Registration Rights Agreement
In connection with our initial public offering of our common stock in April 2021, we entered into a registration rights agreement with CMI Oxbow, and certain other holders of our common stock including Messrs. Lujan, Obermiller and Sonderman. The registration rights agreement provides that CMI Oxbow and each entity under common control with CMI Oxbow and their respective affiliates is entitled to demand registration rights and customary Form S-3 demand registration rights when we are eligible to register shares on Form S-3. In addition, the registration rights agreement provides certain piggyback registration rights for other holders of our common stock for such demand registrations and other registrations.
Sale Leaseback Transaction with Oxbow Realty
On September 29, 2020, we entered into an agreement to sell the land and building representing our primary operating location in Bloomington, Minnesota to an Oxbow Realty Partners, LLC (“Oxbow Realty”), an affiliate of our principal stockholder, CMI Oxbow. We subsequently entered into an agreement on September 30, 2020 to lease the land and building from Oxbow Realty for initial payments of $394,000 per month over 20 years terminating on September 29, 2040. The monthly payments are subject to a 2% increase each year during the term of the lease. We are also required to make certain customary payments constituting “additional rent,” including certain monthly reserve, insurance and tax payments, in accordance with the terms of the lease agreement. The transaction was accounted for as a failed sale leaseback whereby we retained the land and building on our balance sheet and recorded the proceeds received from the sale as a financing obligation. In fiscal 2024 and fiscal 2023, we paid $6.2 million and $4.9 million to Oxbow Realty pursuant to the lease agreement, respectively. Future contractual payments to Oxbow Realty as of December 29, 2024 were $89.9 million.
Support Agreement with Oxbow
In August 2022, we entered into an agreement with Oxbow, an affiliate of our principal stockholder, CMI Oxbow, to provide funding in an amount up to $12.5 million, if necessary, to enable us to meet our obligations as they become due through October 18, 2023. The agreement with Oxbow to provide funding in an amount up to $12.5 million, if necessary, to enable us to meet our obligations was amended to extend the duration through March 18, 2026. No amounts were provided to us under this agreement during fiscal 2024 or fiscal 2023.
Consulting Agreement with Oxbow
In August 2023, we entered into a consulting agreement with Oxbow, an affiliate of our principal stockholder, CMI Oxbow, pursuant to which an employee of Oxbow (the “Oxbow Employee”) provides us consulting services. The compensation paid by us to Oxbow pursuant to the consulting agreement is intended to be a pass through of costs related to Oxbow employing the Oxbow Employee and does not include a profit or margin for Oxbow. Pursuant to the consulting agreement, we (i) pay Oxbow a monthly fee of $35,833, (ii) pay Oxbow an annual performance fee of $322,500 if we achieve our performance objectives for a fiscal year based on the same objectives we apply to determine whether our executive officers are entitled to an annual bonus for such performance year, (iii) pay Oxbow an annual performance fee of up to $187,500 for fiscal year 2023 and $600,000 for each of fiscal year 2024 and 2025 to the extent specified cost per layer of production decrease targets are achieved, (iv) pay Oxbow an annual performance fee of up to $1,000,000 for fiscal year 2023 and $1,200,000 for each of fiscal year 2024 and 2025 to the extent specified weekly S8 wafer output targets are achieved, (v) reimburse Oxbow for direct costs of providing the Oxbow Employee with benefits that are available to salaried Oxbow employees generally, and (vi) pay or reimburse Oxbow for certain other housing, relocation and related expenses. In addition, the consulting agreement requires us to grant to the Oxbow Employee certain equity awards. We paid $0.5 million and $1.2 million to Oxbow for amounts earned in fiscal 2024 and fiscal 2023, respectively, pursuant to the consulting agreement.

DIRECTOR COMPENSATION
Directors who are our employees receive no compensation for service as members of either the Board or committees thereof. Our 2024 non-employee director compensation program is summarized below:

Element of Compensation
Annual Equity(1)	$100,000
Board Fee	75,000
Board Chair Fee	100,000
Audit Committee Chair Fee	20,000
Compensation Committee Chair Fee	15,000
Nominating and Corporate Governance Committee Chair Fee	10,000
Risk Management Committee Chair Fee	10,000
Audit Committee Fee	10,000
Compensation Committee Fee	8,000
Nominating and Corporate Governance Committee Fee	5,000
Risk Management Committee Fee	5,000

(1)
Upon being elected or re-elected as a director, each non-employee director receives a number of restricted stock units having a value equal to $100,000 as of the grant date. Restricted stock units vest on the date immediately prior to the first annual meeting of stockholders following the grant date, contingent on the non-employee director’s continued active service on such vesting date or earlier death or disability.

We also reimburse all ordinary and necessary expenses incurred by our directors in the conduct of our business.
Fiscal 2024 Director Compensation
The following table presents information about compensation paid to each person who served as a member of the Board during fiscal 2024. Mr. Sonderman received no compensation for his service as a director and therefore he is not included in the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Timothy E. Baxter(2)	—	—	—	—
Edward M. Daly	86,611	100,000	—	186,611
Nancy Fares	90,000	100,000	—	190,000
Dennis J. Goetz(3)	65,556	100,000	—	165,556
Gregory B. Graves	90,879	100,000	—	190,879
Joseph J. Humke(3)	60,431	100,000	—	160,431
John T. Kurtzweil(4)	36,799	0	—	36,799
Chunyi (Amy) Leong(5)	66,000	100,000(6)	—	166,000
Andrew D. C. LaFrence(2)	—	—	—	—
Thomas R. Lujan(4)	29,052	0	75,000(7)	104,052
Tammy J. Miller(2)	—	—	—	—
Gary J. Obermiller	123,000	100,000	—	223,000
Loren A. Unterseher	85,000	100,000	—	185,000

(1)
The Stock Awards column represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, for restricted stock units that were granted to directors. Information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 10 to the Consolidated Financial Statements for our fiscal year ended December 29, 2024. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Each then-serving non-employee director had 12,285 unvested restricted stock units outstanding as of December 29, 2024.

(2)	Messrs. Baxter and LaFrence and Ms. Miller became directors effective March 31, 2025.
(3)	Messrs. Goetz and Humke became directors effective April 1, 2024.
(4)	Messrs. Kurtzweil and Lujan ceased serving as directors effective upon the conclusion of the 2024 annual meeting of stockholders.
(5)	Ms. Leong ceased serving as a director effective September 29, 2024.

(6)
Ms. Leong's stock award represents the grant date fair value of restricted stock units awarded in 2024, computed in accordance with FASB ASC Topic 718. Following Ms. Leong's departure from the Board in September 2024, the award was modified to provide for pro-rata vesting of 4,375 units, with the remaining 7,910 units forfeited. The modification resulted in an incremental fair value of $4,112.50, computed as of the modification date in accordance with FASB ASC Topic 718, representing the difference between the fair value of the modified award ($39,725) and the original grant date fair value of the vested portion ($35,612.50).

(7)	Represents amount paid to Mr. Lujan for his service as chairman of the board of SkyWater Federal, LLC, a subsidiary of our company.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the beneficial ownership of common stock as of the Record Date (i.e., March 24, 2025) by: (i) each director and director nominee; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current directors and executive officers as a group; and (iv) each person or entity known to us to be the beneficial owner of more than 5% of the common stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. As of the Record Date, we had 48,034,573 shares of common stock outstanding.

Name of Beneficial Owner	Shares Beneficially Owned(1)
	Shares	%
Directors and Named Executive Officers:
Thomas Sonderman(2)	893,145	1.84%
Timothy E. Baxter	—	*
Edward M. Daly(3)	23,451	*
Nancy Fares(3)	32,073	*
Dennis J. Goetz(3)	12,285	*
Gregory B. Graves(3)	14,285	*
Joseph J. Humke(3)	12,285	*
Andrew D. C. LaFrence	—	*
Tammy J. Miller	—	*
Gary J. Obermiller(3)	489,114	1.02%
Loren A. Unterseher(4)(5)	16,389,650	34.11%
Steve Manko(6)	417,102	*
John Sakamoto(7)	93,143	*
All current directors and executive officers as a group (12 persons)(8)	18,438,624	37.85%

5% Stockholders:
CMI Oxbow Partners, LLC(4)	11,160,832	23.23%
DDK Developments, LLC(9)	3,907,549	8.13%

*	Denotes less than 1%.
(1)
The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by that person, which includes the number of shares as to which that person has the right to acquire voting or investment power as of or within 60 days after that date, by the sum of the number of shares of common stock outstanding as of such date plus the number of shares as to which that person has the right to acquire voting or investment power as of or within 60 days after that date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)	Includes options to purchase 418,771 shares of common stock exercisable currently or within 60 days of the Record Date.
(3)	Includes 12,285 restricted stock units that vest within 60 days of the Record Date for each of Mr. Daly, Ms. Fares, Mr. Goetz, Mr. Graves, Mr. Humke and Mr. Obermiller.
(4)
Mr. Unterseher is President of CMI Oxbow Partners, LLC (“CMI Oxbow”) and Managing Partner of Oxbow Industries, LLC (“Oxbow”), which is the majority member of CMI Oxbow. CMI Oxbow directly holds 11,160,832 shares of common stock over which Mr. Unterseher, Oxbow and CMI Oxbow share voting power and investment power. The address for each of Mr. Unterseher, Oxbow and CMI Oxbow is 4450 Excelsior Blvd. Suite 440, Minneapolis, Minnesota 55416.

(5)
Includes 12,285 restricted stock units that vest within 60 days of the Record Date and 11,160,832 shares of common stock directly held by CMI Oxbow. Also includes 3 shares of common stock directly held by Oxbow, over which Mr. Unterseher and Oxbow share voting power and investment power. Mr. Unterseher has sole voting and investment power over 5,176,498 shares of common stock and shares voting and investment power over 11,213,152 shares of common stock.

(6)	Includes options to purchase 100,772 shares of common stock exercisable currently or within 60 days of the Record Date.
(7)	Includes options to purchase 73,320 shares of common stock exercisable currently or within 60 days of the Record Date.
(8)	Includes 85,995 restricted stock units that vest within 60 days of the Record Date and options to purchase 592,863 shares of common stock exercisable currently or within 60 days of the Record Date.
(9)
Number of shares based on information contained in a Schedule 13G/A filed with the SEC on January 8, 2025 by DDK Developments, LLC (“DDK”) and Bart L. Zibrowski. DDK and Mr. Zibrowski share voting power and investment power over such shares of common stock. The address for each of DDK and Mr. Zibrowski is 740 Saddle Wood Drive, Eagan, Minnesota 55123.

EXECUTIVE COMPENSATION
The following presents information about compensation paid to our named executive officers for fiscal 2024. Our named executive officers for fiscal 2024 were Thomas Sonderman, our Chief Executive Officer; John Sakamoto, our President and Chief Operating Officer; and Steve Manko, our Chief Financial Officer.
Summary Compensation Table for Fiscal 2024
The following table sets forth information regarding total compensation earned by our named executive officers during fiscal 2024 and fiscal 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Thomas Sonderman Chief Executive Officer	2024	543,862	272,950(4)	540,597	540,594	—	14,555	1,912,558
	2023	526,539	—	643,440	529,971	647,660	13,983	2,361,593
John Sakamoto President and Chief Operating Officer	2024	410,000	153,750(4)	409,991	410,000	—	13,245	1,396,986
	2023	102,500	50,000	469,531	925,781	93,941	51,757	1,693,510
Steve Manko Chief Financial Officer	2024	357,695	99,099(4)	270,261	270,264	—	11,896	1,009,215
	2023	342,865	—	259,870	259,858	232,883	11,440	1,106,916

(1)
The Stock Awards column represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), for restricted stock units granted and shares of common stock that were issued pursuant to the SkyWater Technology, Inc. 2021 Equity Incentive Plan, as amended and restated (the “2021 Plan”) in fiscal 2024. Information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 10 to the Consolidated Financial Statements for our fiscal year ended December 29, 2024. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
The Option Awards column represents the aggregate grant date fair value, computed in accordance with ASC Topic 718, for stock options that were granted pursuant to the 2021 Plan in fiscal 2024. Information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 10 to the Consolidated Financial Statements for our fiscal year ended December 29, 2024. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Represents matching contributions under our 401(k) plan, life insurance premiums and health savings account contributions for each of our named executive officers.
(4)	Represents a discretionary bonus for fiscal 2024 paid in fiscal 2025, as described below under “Cash Incentive Compensation.”
For fiscal 2024, our named executive officers were compensated through a combination of base salary, cash incentive compensation, equity-based awards and employee benefits. Our named executive officers were also entitled to cash severance and other benefits in the event of a qualifying termination of employment or certain transactions.
Base Salaries
The amounts reported for our named executive officers’ fiscal 2024 salaries above reflect their base salaries actually paid during fiscal 2024. Effective as of March 4, 2024, Mr. Sonderman’s annual base salary rate was set at $545,900, Mr. Sakamoto’s annual base salary rate was set at $410,000 and Mr. Manko’s annual base salary rate was set at $360,360. We expect that any future base salary adjustments will be determined by evaluating the responsibilities of the executive’s position, the executive’s experience, and industry practice among our peer companies and other companies with which we compete for executive talent.

Cash Incentive Compensation
In fiscal 2024, we adopted an annual incentive program under which we awarded potential cash bonuses to our named executive officers that were contingent on the achievement of pre-established financial performance goals. The potential bonus amounts were expressed as the following percentages of our eligible named executive officers’ base salaries:

Officer	Target Bonus Amount as % of Base Salary	Maximum Bonus Amount as % of Base Salary
Thomas Sonderman	100.0%	150.0%
John Sakamoto	75.0%	112.5%
Steve Manko	55.0%	82.5%

The financial performance goals for fiscal 2024 related to adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) (weighted 50%) and combined ATS and Wafer Services revenue (weighted 50%). The performance targets for fiscal 2024 were adjusted EBITDA of $40.5 million and combined ATS and Wafer Services revenue of $275.5 million. The performance goals were not achieved for fiscal 2024; accordingly, no bonuses were earned by our named executive officers under our annual incentive program for fiscal 2024.
We also may provide cash incentive compensation to our named executive officers in the form of discretionary bonuses from time to time based on our financial performance and the individual contributions by our named executive officers, as assessed by the Board. For fiscal 2024, the compensation committee decided to approve discretionary bonuses to Mr. Sonderman, Mr. Sakamoto and Mr. Manko in the amounts of $272,950, $153,750 and $99,099, respectively. The compensation committee approved the bonuses in recognition of the individual efforts and contributions of Mr. Sonderman, Mr. Sakamoto and Mr. Manko during 2024, as assessed by the compensation committee following the end of the year. The bonuses were paid in fiscal 2025.
Equity-Based Awards
In early fiscal 2024, each of our named executive officers received annual grants of equity-based awards under our 2021 Plan in the form of restricted stock units that vest ratably over three years and stock options that vest ratably over four years. The awards are reflected in the “Stock Awards” and “Option Awards” columns, respectively, of the Summary Compensation Table for Fiscal 2024 above and, to the extent they remained outstanding as of the end of fiscal 2024, in the Outstanding Equity Awards Table as of December 29, 2024 below.
Executive Severance and Change of Control Plan
We maintain the SkyWater Technology, Inc. Executive Severance and Change of Control Plan (the “Severance Plan”), which provides for specified payments and benefits to plan participants upon termination of employment as a result of severance eligible events. The participants in the Severance Plan are executive officers and other key employees of ours and our affiliates who are designated as participants by the compensation committee and who execute the required consent confirming their status as participants.
The severance multiple (corresponding to months of value) for plan benefits is 24 for individuals designated as Tier 1 participants and 12 for individuals designated as Tier 2 participants under the Severance Plan. The change of control severance multiple for plan benefits is 24 for individuals designated as Tier 1 participants and 18 for individuals designated as Tier 2 participants under the Severance Plan. Mr. Sonderman is a Tier 1 participant and each of Messrs. Sakamoto and Manko is a Tier 2 participant.
The Severance Plan provides for payments and benefits to participants as follows:
•
Termination by the participant without good reason (as defined in the Severance Plan), termination by us for cause (as defined in the Severance Plan), or termination for disability (as defined in the Severance Plan) or by reason of death: the participant is entitled to (1) base salary earned through the date of termination, (2) incentive compensation earned but unpaid, and (3) accrued but unpaid vacation, sick leave and other paid time-off to the extent not theretofore paid, which we refer to collectively as the Accrued Obligations;

•
Termination by us without cause (as defined in the Severance Plan) or termination by the participant with good reason (as defined in the Severance Plan) not associated with a change of control (as defined in the Severance Plan): the participant is entitled to (1) the Accrued Obligations, (2) a lump sum payment in an amount equal to the participant’s base salary for a number of months equal to the applicable severance multiple, plus the amount of cash incentive the participant would receive for performance at “target” for the year in which the termination occurs times the applicable severance multiple divided by 12, and (3) at our option, either a lump sum payment equal to the cost of COBRA continuation under our medical and dental plans or continued participation in our medical and dental plans, in either case, for a number of months equal to the applicable severance multiple; or

•
Termination by us without cause (as defined in the Severance Plan) or termination by participant with good reason (as defined in the Severance Plan) within the three months preceding a change of control (as defined in the Severance Plan) and at the request of a third party involved in the change of control or during the twelve month period following a change of control: the participant is entitled to (1) the Accrued Obligations, (2) a lump sum payment in an amount equal to the participant’s base salary for a number of months equal to the applicable change of control severance multiple, plus the amount of cash incentive the participant would receive for performance at “target” for the year in which the termination occurs times the applicable change of control severance multiple divided by 12, and (3) at our option, either a lump sum payment equal to the cost of COBRA continuation under our medical and dental plans or continued participation in our medical and dental plans, in either case, for a number of months equal to the applicable change of control severance multiple.

A participant is entitled to benefits and payments under the Severance Plan (other than the Accrued Obligations) only upon the participant’s timely execution of a release and the participant’s compliance with the applicable restrictive covenants outlined in the Severance Plan. Payments and benefits under the Severance Plan are generally intended to be exempt from the provisions of Section 409A of the Internal Revenue Code. Any payments or benefits that constitute “nonqualified deferred compensation” to a participant who is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code shall be accumulated and paid six months following the termination date.
Outstanding Equity Awards as of December 29, 2024
The following table provides information regarding equity awards held by our named executive officers that were outstanding as of December 29, 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(1) ($)
Thomas Sonderman	—	79,266(2)	9.94	3/15/2034
	21,809	65,429(3)	11.77	3/15/2033
	46,554	46,555(4)	11.24	2/25/2032
	213,993	71,333(5)	14.00	4/21/2031
					99,235(8)	1,479,594
John Sakamoto	—	58,908(6)	10.14	2/15/2034
	58,593	175,782(7)	6.01	10/16/2033
					92,517(9)	1,379,428
Steve Manko	—	38,831(6)	10.14	2/15/2034
	10,693	32,082(3)	11.77	3/15/2033
	21,996	21,998(4)	11.24	2/25/2032
	27,513	9,172(5)	14.00	4/21/2031
					48,379(10)	721,331

(1)
Market value computed by multiplying the number of restricted stock units that have not vested by $14.91, which was the closing price of a share of our common stock on the last trading day of fiscal 2024.

(2)
The options will vest ratably on each of the first, second, third and fourth anniversaries of the March 15, 2024 grant date contingent on the reporting person's continuation in service on each applicable vesting date.

(3)
The options will vest ratably on each of the second, third and fourth anniversaries of the March 15, 2023 grant date contingent on the reporting person's continuation in service on each applicable vesting date.

(4)
The options will vest ratably on each of the third and fourth anniversaries of the February 25, 2022 grant date contingent on the reporting person's continuation in service on each applicable vesting date.

(5)	The options will on the fourth anniversary of the April 21, 2021 grant date contingent on the reporting person's continuation in service on each applicable vesting date.
(6)
The options will vest ratably on each of the first, second, third and fourth anniversaries of the February 15, 2024 grant date contingent on the reporting person's continuation in service on each applicable vesting date.

(7)
The options will vest ratably on each of the second, third and fourth anniversaries of the October 16, 2023 grant date contingent on the reporting person's continuation in service on each applicable vesting date.

(8)
Of these restricted stock units, (a) 14,829 will vest on the third anniversary of the February 25, 2022 grant date, (b) 30,020 will vest ratably on each of the second and third anniversaries of the March 15, 2023 grant date, and (c) 54,386 will vest ratably on each of the first, second and third anniversaries of the March 15, 2024 grant date, in each case contingent on the reporting person’s continuation in service on each applicable vesting date.

(9)
Of these restricted stock units, (a) 52,084 will vest ratably on each of the second and third anniversaries of the October 16, 2023 grant date, and (b) 40,433 will vest ratably on each of the first, second and third anniversaries of the February 15, 2024 grant date, in each contingent on the reporting person’s continuation in service on each applicable vesting date.

(10)
Of these restricted stock units, (a) 7,006 will vest on the third anniversary of the February 25, 2022 grant date, (b) 14,720 will vest ratably on each of the second and third anniversaries of the March 15, 2023 grant date, and (c) 26,653 will vest ratably on each of the first, second and third anniversaries of the February 15, 2024 grant date, in each case contingent on the reporting person’s continuation in service on each applicable vesting date.

2021 Equity Incentive Plan
In connection with our initial public offering of our common stock in April 2021, the Board and our stockholders approved and adopted the 2021 Plan. At our 2023 annual meeting of stockholders, our stockholders approved an amendment and restatement of the 2021 Plan. The description below is of the 2021 Plan as amended and restated.
Adoption, Effective Date and Term
The 2021 Plan will terminate on June 7, 2033, unless the 2021 Plan is terminated earlier by the Board or in connection with a change in control of our company.
Purpose and Types of Awards
The 2021 Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, other equity-based awards and cash bonus awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals.
Change in Control
Unless otherwise provided in an applicable award agreement, if we experience a change in control in which outstanding awards will not be assumed or continued by the surviving entity:
•
except for performance awards and annual incentive awards, immediately before the change in control, all outstanding shares of restricted stock and all restricted stock units, deferred stock units and dividend equivalent rights will vest, and the shares of common stock underlying, or cash payment promised under, such awards will be delivered; and

•
at the discretion of the compensation committee, either all options and stock appreciation rights will become exercisable at least 15 days before the change in control and terminate, if unexercised, upon the completion of the change in control, and/or all options, restricted stock, restricted stock units, deferred stock units and dividend equivalent rights will be canceled in exchange for cash and/or capital stock.

In the case of performance awards and annual incentive awards, if less than half of the performance period has lapsed, the awards will be treated as though target performance thereunder has been achieved, and if at least half of the performance period has lapsed, actual performance to date (if determinable) will be determined and treated as achieved. If actual performance is not determinable, the awards will be treated as though target performance thereunder has been achieved. Other equity-based awards will be governed by the terms of the applicable award agreement.

Unless otherwise provided in an applicable award agreement, if we experience a change in control in which outstanding awards will be assumed or continued by the surviving entity, the 2021 Plan and awards granted thereunder will continue under their terms, with appropriate adjustments to the number of shares subject to or underlying an award and to the exercise prices of options and stock appreciation rights.
Potential Payments Upon Termination or Change in Control
Thomas Sonderman
Under the Executive Severance and Change of Control Plan, upon a termination of Mr. Sonderman’s employment by us without cause or by Mr. Sonderman with good reason, Mr. Sonderman would receive a severance benefit equal to 24 months’ base salary plus an amount equal to two times his target bonus. Mr. Sonderman would also be entitled to COBRA continuation under our medical and dental plans for up to 24 months (or the lump sum cash equivalent). If the termination without cause or with good reason occurred in connection with or within 12 months following a change of control, the severance benefit would equal 24 months’ base salary plus an amount equal to two times his then target bonus. In that event, the COBRA continuation benefit would last up to 24 months.
John Sakamoto and Steve Manko
Under the Executive Severance and Change of Control Plan, upon a termination of Mr. Sakamoto’s or Mr. Manko’s employment by us without cause or by such named executive officer with good reason, such named executive officer would receive a severance benefit equal to 12 months’ base salary plus an amount equal to his target bonus. Mr. Sakamoto and Mr. Manko would also be entitled to COBRA continuation under our medical and dental plans for up to 12 months (or the lump sum cash equivalent). If the termination without cause or with good reason occurred in connection with or within 12 months following a change of control, the severance benefit would equal 18 months’ base salary plus an amount equal to 1.5 times his then target bonus. In that event, the COBRA continuation benefit would last up to 18 months.
Emerging Growth Company Status
As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation, and to provide information relating to the ratio of total compensation of our principal executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, as an emerging growth company, we are not required to provide the pay versus performance disclosure required by Item 402(v) of Regulation S-K.
Other Benefits
We maintain a defined contribution 401(k) retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code. During fiscal 2024, we offered a matching contribution equal to 50% of employee contributions up to 6% of eligible compensation, for a total matching contribution of up to 3% of eligible compensation. We also offer group health, life, long-term disability and accidental death and dismemberment benefits, as well as health savings accounts, to eligible employees, including our named executive officers, and we pay the full cost of the premiums for basic life insurance, long-term disability and accidental death and dismemberment benefits. Our named executive officers participate in these benefit plans and programs on the same terms as our other eligible employees.
Equity Grant Policy
The compensation committee maintains an equity grant policy, which contains procedures to ensure the integrity and efficiency of our award process and to delegate authority to grant equity awards to certain of our officers. Under the equity grant policy, the compensation committee approves grants to executive officers, employees and consultants under the 2021 Plan. The Board has delegated the authority to our chief executive officer and may, from time to time, delegate authority to other of the Company’s officers, each as a delegate, to grant equity awards to certain eligible recipients, excluding executive officers, under the 2021 Plan.
The grant date for annual awards pursuant to the policy will generally be the fifteenth day of the month following the month that such grants are approved by the compensation committee or a delegate.
In addition to the annual grants, stock awards may be granted at other times during the year to new hires, employees receiving promotions and in other special circumstances (“Interim Grants”). Any Interim Grants approved by the compensation committee will generally be granted on the fifteenth day of the month following the month that such Interim Grants are approved by the compensation committee or a delegate, or if later, for a new hire or promotion grant, the date of hire or promotion.
The exercise price of any equity award requiring an exercise price shall be no less than the fair market value (as defined in the 2021 Plan) of our common stock on the grant date.
The compensation committee does not take into account material nonpublic information in determining the timing and terms of equity-based awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Stock Ownership Guidelines
One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our stockholders. We believe that ensuring that executive officers are stockholders and have a significant financial interest in our company is an effective means to accomplish this objective. The Board has approved stock ownership guidelines setting levels of ownership of our common stock that our executive officers, including our named executive officers, and our non-employee directors are expected to satisfy within five years. The ownership requirements are as follows:

Position	Ownership Requirement
Chief Executive Officer	5x Base Salary
Direct reports to Chief Executive Officer	3x Base Salary
Other Board-appointed Officers	2x Base Salary
Non-employee Directors	5x Board Annual Retainer

Newly appointed executive officers and non-employee directors (after the effective date of the guidelines) will have until the fifth anniversary of their appointment to satisfy their ownership requirement. Each of our executive officers and non-employee directors has either satisfied the ownership requirements under the guidelines or has additional time to do so.
Compensation Recovery Policy
During 2023, we adopted an updated compensation recovery policy governing the recovery of erroneously awarded incentive-based compensation consistent with the requirements of the SEC and Nasdaq rules. The policy applies to incentive-based compensation received by certain of our executive officers, including our president, principal financial officer, principal accounting officer, any vice-president of the Company in charge of a principal business unit, division, or function and any other officer the compensation committee deems subject to the policy. Our policy provides for the recoupment of certain executive compensation in the event either (i) we are required to prepare an accounting restatement resulting from material noncompliance with financial reporting requirements or (ii) an executive officer engages in illegal or improper conduct causing financial or reputational harm to us. The incentive-based compensation subject to the policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure that is determined and presented in accordance with the accounting principles used in preparing our financial statements, any financial reporting measures that are derived wholly or in part from such measures, or stock price or total stockholder return.
Policy Prohibiting Pledging and Hedging Shares of Stock
As part of our Board-approved policy prohibiting insider trading, our directors, executive officers and certain employees are prohibited from engaging in any hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Our directors, executive officers and employees are also prohibited from holding shares of our common stock (or any other Company securities) in a margin account or otherwise pledging such stock or other securities as collateral for a loan. Our Board oversees our securities trading policy and our general counsel administers our securities trading policy.

REPORT OF THE AUDIT COMMITTEE
In accordance with its written charter, the audit committee’s purposes include assisting the Board with overseeing and taking appropriate action with respect to (i) our accounting, financial reporting processes and internal controls as well as the quality and integrity of our financial statements; (ii) the independent registered public accounting firm and their qualifications, independence and performance; (iii) finance and treasury matters, as described in the charter; (iv) our compliance with legal and regulatory requirements, and compliance by our directors and officers with our code of conduct; and (v) our financial risk assessment, financial risk management and financial risk mitigation policies and programs.
In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the 2024 Annual Report on Form 10-K with our management and the independent registered public accounting firm.
The audit committee discussed with the independent registered public accounting firm matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, our independent registered public accounting firm provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the audit committee discussed with the independent registered public accounting firm the firm’s independence.
The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. The audit committee has considered whether the provision of the services relating to the Audit-Related Fees, Tax Fees and All Other Fees set forth in “Proposal 2. Ratification of the Appointment of Independent Registered Public Accounting Firm” below was compatible with maintaining the independence of the independent registered public accounting firm and determined that such services did not adversely affect the independence of the firm.
Based on the reviews and discussions referred to above, the audit committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2024, for filing with the SEC.
This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.
AUDIT COMMITTEE
Gregory B. Graves, Chair
Dennis J. Goetz
Gary J. Obermiller

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has selected KPMG LLP as our independent registered public accounting firm for fiscal 2025, subject to stockholder ratification at the Annual Meeting.
The audit committee charter does not require that our stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our audit committee may reconsider whether to retain KPMG LLP, but still may retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our or our stockholders’ best interests.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement and answer appropriate questions that may be asked by stockholders.
Change in Auditors
On June 21, 2024, the audit committee selected KPMG LLP to serve as our independent registered public accounting firm, effective as of such date, and notified Deloitte & Touche LLP (“Deloitte”) of its dismissal as our independent registered public accounting firm effective as of that date.
Deloitte’s reports on our consolidated financial statements for each of the fiscal years ended December 31, 2023 and January 1, 2023 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During each of the fiscal years ended December 31, 2023 and January 1, 2023, and the subsequent interim periods through the date of dismissal, there were no “disagreements,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in its reports on our consolidated financial statements for such years.
There were no “reportable events”, as that term is defined in Item 304(a)(1)(v) of Regulation S-K, during either of the fiscal years ended December 31, 2023 or January 1, 2023, and the subsequent interim periods through the date of dismissal, except that we identified material weaknesses in our internal control over financial reporting as disclosed in Item 9A, Controls and Procedures, of our Annual Report on Form 10-K for each of the fiscal years ended December 31, 2023 and January 1, 2023, as described below.
As disclosed in our Annual Report on Form 10-K for the year ended January 1, 2023, we previously identified material weaknesses in the Control Environment, Risk Assessment, and Control Activities components of the Committee of Sponsoring Organizations (“COSO”) framework, including a material weakness in the revenue accounting process as of January 1, 2023. As subsequently disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023, during the fiscal year ended December 31, 2023, with the oversight of the audit committee, we implemented controls in accordance with our remediation plans to address these material weaknesses. Based on the remediation actions completed in the fiscal year ended December 31, 2023, we remediated the material weaknesses in the Control Environment and Risk Assessment Components of the COSO framework. Additionally, while we implemented the necessary internal controls across our accounting processes and accounting information technology processes to address the material weaknesses in the Control Activities component of the COSO framework, including the revenue accounting process material weakness, during the fiscal year ended December 31, 2023, we were not able to demonstrate sustained operation of these controls, and therefore were not able to fully remediate the material weakness in the Control Activities component of the COSO framework, including the revenue accounting process material weakness as of December 31, 2023. While we believe our efforts have improved the design of our internal control over financial reporting, remediation of the material weakness in the Control Activities component of the COSO framework, including the revenue accounting process material weakness require further validation and testing of the effectiveness of those controls implemented as part of our remediation plans over a sustained period of time. Accordingly, the material weakness in the Control Activities component of the COSO framework, including the revenue accounting process material weakness, was not remediated as of the date of dismissal.

We previously disclosed the change in our independent auditors in our Current Report on Form 8-K filed with the SEC on June 26, 2024. A copy of Deloitte’s related letter, dated June 26, 2024, was filed as Exhibit 16.1 to such Current Report on Form 8-K.
During each of the fiscal years ended December 31, 2023 and January 1, 2023, and the subsequent interim period through June 21, 2024, neither we nor anyone acting on our behalf consulted with KPMG LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report, nor oral advice, was provided to us that KPMG LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
Audit and Non-Audit Fees
Fees billed to us by KPMG LLP for the year ended December 29, 2024 were as follows:

Fiscal Year 2024
Audit Fees(1)	$806,000
Audit-Related Fees	—
Tax Fees(2)	31,613
All Other Fees(3)	14,430
Total	$852,043

(1)
Audit of annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q and other documents filed with the SEC, and other services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses.

(2)	Tax compliance, planning and advisory fees, including out-of-pocket expenses.
(3)	Property, plant, and equipment appraisal services performed in connection with our fiscal year 2023 audit prior to KPMG LLP engagement as our auditor.
Fees billed to us by Deloitte & Touche LLP for the years ended December 29, 2024 and December 31, 2023 were as follows:

	Fiscal Year 2024	Fiscal Year 2023
Audit Fees(1)	$418,819	$1,540,673
Audit-Related Fees	—	—
Tax Fees(2)	58,574	274,796
All Other Fees(3)	1,895	—
Total	$479,288	$1,815,469

(1)
Audit of annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q and other documents filed with the SEC, including our registration statement on Form S-8 in 2023, and other services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses.

(2)	Tax compliance, planning and advisory fees, including out-of-pocket expenses.
(3)	Subscription fees for access to Deloitte Accounting Research Tool.

The audit committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the audit committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full audit committee at its next scheduled meeting. The audit committee’s pre-approval policies do not permit the delegation of the audit committee’s responsibilities to management. In fiscal 2024, the audit committee pre-approved all services provided by each of our current and former independent registered public accounting firm, and no fees to the independent registered public accounting firms were approved pursuant to the de minimis exception under SEC rules.
The Board recommends a vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

STOCKHOLDER PROPOSALS
A stockholder who intends to present a proposal for action at our 2026 annual meeting of stockholders and who desires that such proposal be included in our proxy materials pursuant to SEC Rule 14a-8 must submit the proposal to us at our principal executive offices at 2401 East 86th Street Bloomington, Minnesota 55425, directed to the attention of our Secretary, no later than December 9, 2025.
A stockholder who otherwise intends to present business, other than a stockholder proposal pursuant to Rule 14a-8, or to nominate a director at our 2026 annual meeting of stockholders must comply with the requirements set forth in our bylaws. Among other matters, a stockholder must give written notice containing the information specified in our bylaws to our Secretary at our principal executive offices not later than 5:00 p.m. Eastern Time on the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. Under our bylaws, we must receive notice of a stockholder’s intent to present business, other than pursuant to Rule 14a-8, or to nominate a director at our 2026 annual meeting of stockholders no later than 5:00 p.m. Eastern Time on February 20, 2026 and no earlier than January 21, 2026. If the notice is received outside of that time frame, then we are not required to permit the business or the nomination to be presented at the 2026 annual meeting of stockholders. Nevertheless, if the Board chooses to present such proposal at the 2026 annual meeting of stockholders, then the persons named in proxies solicited by the Board for the 2026 annual meeting of stockholders may exercise discretionary voting power with respect to such proposal. In addition to satisfying the foregoing requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act of 1934.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any owner of greater than 10% of our common stock to file reports with the SEC concerning their ownership of our common stock. Based solely upon information provided to us by individual directors, executive officers and owners of greater than 10% of our common stock, we believe that, during the fiscal year ended December 29, 2024, all of our directors, executive officers and owners of greater than 10% of our common stock timely complied with the Section 16(a) filing requirements, except that a Form 5 on behalf of Loren Unterseher, CMI Oxbow Partners, LLC and Oxbow Industries, LLC was filed on February 14, 2025 with respect to three transactions that were not timely reported on Forms 4 during the fiscal year ended December 29, 2024.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
When is the Annual Meeting and how can I participate at the Annual Meeting?
The Annual Meeting will be held on Wednesday, May 21, 2025, at 10:00 a.m. Eastern Time, in a virtual format online via live webcast. The Annual Meeting will be held in a virtual format online via live webcast only. You will not be able to attend the Annual Meeting physically.
To attend the Annual Meeting, visit the virtual meeting website at www.virtualshareholdermeeting.com/SKYT2025 and use the 16-digit control number found on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your control number. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the online check-in procedures. If you have difficulty accessing the virtual Annual Meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.
This year’s stockholders question and answer session will include questions submitted in advance of and during the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number. In addition, stockholders will be able to submit questions during the meeting via www.virtualshareholdermeeting.com/SKYT2025 by typing the question into the indicated question box and clicking “submit.” We expect to respond to questions during the Annual Meeting and may also respond to questions on an individual basis or by posting answers on our Investor Relations website after the meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on March 24, 2025 are entitled to receive the Notice of Annual Meeting of Stockholders and to vote their shares at the Annual Meeting. As of that date, there were 48,034,573 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered in your name with our transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC), you are the “stockholder of record” of those shares. The Notice of Annual Meeting of Stockholders and this proxy statement and any accompanying materials have been provided directly to you by us.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Notice of Annual Meeting of Stockholders and this proxy statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.
How do I vote?
You may vote using any of the following methods:
•	By Internet: You can vote by Internet at www.proxyvote.com by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.
•	By Telephone: You can vote by telephone by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.
•
By Mail: If you have requested or received a proxy or voting instruction card by mail, you can vote by completing, signing and dating the accompanying proxy or voting instruction card and returning it in the prepaid envelope. If you are a stockholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board.

•
At the Annual Meeting: Stockholders who attend the Annual Meeting may vote by virtual presence online at the Annual Meeting. If you are a stockholder of record, you will need to visit the virtual meeting website at www.virtualshareholdermeeting.com/SKYT2025 and enter a valid 16-digit control number, which can be found on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and register in advance to vote at the Annual Meeting as described above under “When is the Annual Meeting and how can I participate at the Annual Meeting?”.

You can vote by proxy by Internet or by telephone until 11:59 p.m. Eastern Time on May 20, 2025 by following the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive. If you vote by Internet or telephone, you do not have to return your proxy or voting instruction card.
Your vote is important. You can save us the expense of a second mailing by voting promptly.
What can I do if I change my mind after I vote?
Submitting your vote by proxy by Internet, by telephone or by executing and returning a printed proxy card will not affect your right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has submitted a proxy does not in itself revoke a proxy. If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by doing any of the following:
•	entering a new vote by Internet or by telephone;
•	submitting a subsequently dated and properly completed proxy card;
•	attending the virtual Annual Meeting and voting at the virtual Annual Meeting online; or
•	giving written notice of revocation to SkyWater Technology, Inc., c/o Christopher Hilberg, Secretary, 2401 East 86th Street Bloomington, Minnesota 55425.
However, if you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.
Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?
We distribute our proxy materials to certain stockholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or before April 8, 2025, we mailed a Notice of Internet Availability of Proxy Materials to participating stockholders, containing instructions on how to access the proxy materials on the Internet to vote your shares by Internet or by telephone. You will not receive a printed copy of the proxy materials unless you request them. If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining a printed copy of our proxy materials contained in the Notice of Internet Availability of Proxy Materials.
What is “householding” and how does it affect me?
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and receive paper copies of the proxy materials will receive only one copy of our proxy statement, Notice of Internet Availability of Proxy Materials and annual report to stockholders, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. Householding conserves natural resources and reduces our distribution costs. Stockholders who participate in householding will continue to receive separate proxy cards.
Upon request, we will promptly deliver a separate copy of the proxy statement and annual report to stockholders to any stockholder at a shared address to which a single copy of each document was delivered. For future deliveries of proxy statements and annual reports to stockholders, stockholders may also request us to deliver multiple copies at a shared address to which a single copy of each document was delivered. Stockholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to stockholders may also request delivery of a single copy upon request. Stockholders may notify us of their requests orally or in writing by contacting the Secretary of SkyWater Technology, Inc. at (952) 851-5200 or 2401 East 86th Street Bloomington, Minnesota 55425.
If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.
Can I access the proxy materials and the 2024 Annual Report on the Internet?
The Notice of Annual Meeting of Stockholders, this proxy statement and our 2024 annual report to stockholders are available on www.proxyvote.com or on our website at www.skywatertechnology.com.
What is a broker non-vote?
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under New York Stock Exchange rules.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange rules to vote your shares on the ratification of the appointment of KPMG LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, in which case a broker non-vote will occur, and your shares will not be voted on the election of our directors.
What is a quorum for the Annual Meeting?
The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.
What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

Proposal		Vote Required
1.	Election of nine directors	Plurality of the votes cast
2.	Ratification of the appointment of KPMG LLP	Majority of shares present and entitled to vote

Election of Nine Directors
Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present) with stockholders having the option to either vote “for” each director or to “withhold” their vote. For this purpose, “plurality” means that the nominees receiving the largest number of “for” votes will be elected as directors. Any shares not voted at the Annual Meeting, whether due to votes withheld, broker non-votes or otherwise, will have no impact on the election of the directors.
Ratification of the Appointment of KPMG LLP
The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025. Abstentions will act as a vote against ratification of the appointment.
How will my shares be voted at the Annual Meeting?
If you submit your proxy by Internet or by telephone, or you request a printed proxy card and properly execute and return the proxy card by mail, then the persons named as proxies will vote the shares represented by your proxy according to your instructions. If you request a printed proxy card, and properly execute and return the proxy card by mail, but do not mark voting instructions on the proxy card, then the persons named as proxies will vote:
•	FOR the election of each of the nine director nominees named in this proxy statement; and
•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025.
Could other matters be decided at the Annual Meeting?
Other than the election of nine directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025, the Board has no knowledge of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if you return your signed and completed proxy card or vote by Internet or by telephone and any other business or matters properly come before the Annual Meeting, then the persons named as proxies in the form of proxy will vote the shares represented by each proxy in accordance with their judgment on such matters.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We will also reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.
Who will count the votes?
Our Secretary will tabulate the votes and act as inspector of election.

SKYWATER TECHNOLOGY, INC.
2401 EAST 86TH STREET
BLOOMINGTON, MN 55425

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 20, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SKYT2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 20, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V70044-P24976 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SKYWATER TECHNOLOGY, INC.

The Board of Directors recommends you vote FOR all the following nominees:

1. Election of Directors.

Nominees:	**For**	**Withhold**
1a. Timothy E. Baxter	☐	☐
1b. Edward M. Daly	☐	☐
1c. Nancy Fares	☐	☐
1d. Dennis J. Goetz	☐	☐
1e. Joseph J. Humke	☐	☐
1f. Andrew D. C. LaFrence	☐	☐
1g. Tammy J. Miller	☐	☐
1h. Thomas Sonderman	☐	☐
1i. Loren A. Unterseher	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025.	☐	☐	☐

NOTE: If other matters properly come before the meeting or any adjournment or postponement thereof, the undersigned also authorizes the named proxies to vote on such matters in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 29, 2024 are available at www.proxyvote.com.

V70045-P24976

SKYWATER TECHNOLOGY, INC.
Annual Meeting of Stockholders
May 21, 2025 10:00 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary J. Obermiller, Thomas Sonderman and Christopher Hilberg, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of Skywater Technology, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on Wednesday, May 21, 2025 virtually at www.virtualshareholdermeeting.com/SKYT2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, this proxy will be voted "FOR" the election of all listed director nominees and "FOR" proposal 2. If other matters properly come before the meeting or any adjournment or postponement thereof, the above named proxies will vote on such matters in their discretion.

Continued and must be signed and dated on reverse side